Exhibit 2.2

EXECUTION COPY

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

TERMINATION AGREEMENT

by and between

BIOMARIN PHARMACEUTICAL INC.,

a Delaware corporation,

and

ARES TRADING S.A.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

- i -

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

- ii -

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”), dated as of October 1, 2015 (the “Agreement Date”), is made by and among BioMarin Pharmaceutical Inc., a Delaware corporation (“BioMarin”) and Ares Trading S.A., a corporation organized under the laws of Switzerland (“Merck Serono”). BioMarin and Merck Serono are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”1

RECITALS

WHEREAS, BioMarin and Merck Serono are parties to the Development, License and Commercialization Agreement, dated May 13, 2005, as amended on December 10, 2007 (as amended, the “License Agreement”), pursuant to which BioMarin granted Merck Serono an exclusive license to commercialize pharmaceutical products containing Kuvan and Pegvaliase in the Territory;

WHEREAS, concurrently with the execution of this Agreement, the Parties are entering into a Termination and Transition Services Agreement with respect to Kuvan (the “Kuvan Termination Agreement”);

WHEREAS, BioMarin and Merck Serono mutually desire also to terminate the License Agreement with respect to Pegvaliase as set forth in this Agreement; and

WHEREAS, in consideration for Merck Serono relinquishing its rights with respect to Pegvaliase under the License Agreement, BioMarin is willing to grant Merck Serono certain rights and make certain payments to Merck Serono, all as provided herein.

NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, it is agreed by and between the Parties as follows:

ARTICLE I. DEFINITIONS

Section 1.01 “Affiliate” means any Entity, which, at the time in question, is directly or indirectly owned by or controlled by, or under common control with, BioMarin or Merck Serono, as the case may be. For the purposes of this definition, a Party shall be deemed to have “control” if such Party (a) owns, directly or indirectly, 50% or more of (i) the voting stock or shareholders’ equity of a corporation, (ii) the partnership interests in a partnership, or (iii) the membership interests in a limited liability company, or (b) possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the Entity or the power to elect more than 50% of the members of the governing body of the Entity.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Section 1.02 “Business Day” means any day excluding Saturday, Sunday and any day which in any of the State of New York, State of California, or Aubonne, Switzerland, is a legal holiday or a day on which banking institutions are authorized by law to close.

Section 1.03 “cGCP” means the current standards, practices and procedures set forth in the International Conference on Harmonization (ICH) guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related requirements imposed by the FDA, and equivalent foreign regulations or standards, as applicable, as such standards, practices, procedures, requirements and regulations may be amended from time to time.

Section 1.04 “cGMP” means, as applicable, those current practices, as amended from time to time, related to the manufacture of pharmaceutical products and any precursors thereto promulgated in guidelines and regulations of standard compilations including Commission Directive 2003/94/EC of 8 October 2003 laying down principles and guidelines of good manufacturing practice in respect of medicinal products for human use and investigational medicinal products for human use (the “GMP Directive”), the EU Guidelines to Good Manufacturing Practice for medicinal products for human use, as well as the GMP Rules of the World Health Organization, the United States Code of Federal Regulations, the Guide to Inspection of Bulk Pharmaceutical Chemicals (established by the United States Department of Health and Human Services) and the Pharmaceutical Inspection Convention.

Section 1.05 “Code” means the Internal Revenue Code of 1986.

Section 1.06 “Commercially Reasonable Efforts” means, [*].

Section 1.07 “Contract” means any written contract, agreement, lease, sublease, license, sublicense or other legally binding commitment or arrangement.

Section 1.08 “EMA” means the European Medicines Agency or any successor agency.

Section 1.09 “Encumbrance”means any claim, mortgage, pledge, assessment, security interest, option, deed of trust, lease, lien, levy, restriction on transferability, defect in title, charge or other encumbrance of any kind, whether voluntarily incurred or arising by operation of Law or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

Section 1.10 “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Section 1.11 “European Commission” means the European Commission or any successor agency that is responsible for granting marketing approvals authorizing the sale of pharmaceuticals in the European Union.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Section 1.12 “Excluded BioMarin Tax Liabilities” means liabilities for (a) Taxes of BioMarin, (b) Taxes that relate to the Transferred Assets or the Product Business for Taxable periods (or portions thereof) after the License Termination Date, (c) Taxes allocable to BioMarin pursuant to Section 4.01(b)(ii), or (d) BioMarin’s share of the Transfer Taxes as set forth in Section 4.01(b)(i).

Section 1.13 “Excluded Merck Serono Tax Liabilities” means liabilities for (a) Taxes of Merck Serono, (b) Taxes that relate to the Transferred Assets or the Product Business for Taxable periods (or portions thereof) ending on or before the License Termination Date, including Taxes allocable to Merck Serono pursuant to Section 4.01(b)(ii), or (c) Merck Serono’s share of the Transfer Taxes as set forth in Section 4.01(b)(i).

Section 1.14 “Exploit” or “Exploitation” means to manufacture, have manufactured, import, export, use, have used, sell, offer for sale, have sold, research (including through clinical trials), develop, commercialize, register, hold or keep (whether for disposal or otherwise), transport, distribute, promote, market, supply or otherwise dispose of, or to license or otherwise permit any Person to conduct any of the foregoing.

Section 1.15 “FDA” means the United States Food and Drug Administration or any successor agency vested with administrative and regulatory authority to approve testing and marketing of human pharmaceutical or biological therapeutic or diagnostic products in the United States.

Section 1.16 “GAAP” means generally accepted accounting principles in the United States.

Section 1.17 “Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) any institution of the European Union or any agency thereof; (c) federal, state, local, municipal, foreign or other government; (d) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal, Institutional Review Board (“IRB”) or Ethics Committee (“EC”)); (e) multi-national or supranational organization or body; or (f) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

Section 1.18 “IND” means an Investigational New Drug Application submitted in accordance with 21 C.F.R. Part 312, an application to conduct a clinical trial in accordance with the Clinical Trials Directive or any other corresponding application for Regulatory Approval of a clinical trial, including IRB or EC approval.

Section 1.19 “Indication” means the treatment or prevention of a generally acknowledged disease or medical condition, a significant manifestation of a disease or medical condition, or symptoms associated with a disease or medical condition. For the avoidance of doubt, the treatment of different medical conditions in patients having the same underlying

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

disease shall not be treated as the same Indication (for example the treatment of cardiac disease and retinopathy in patients with diabetes), while the treatment of the same condition in variants of a single disease shall be treated as the same Indication (for example the treatment of elevated blood phenylalanine in classical PKU, moderate PKU, and hyperphenylalaninemia (HPA) are all one Indication).

Section 1.20 “Kuvan” means the approved pharmaceutical product containing sapropterin dihydrochloride licensed by BioMarin to Merck Serono under the License Agreement (formerly referred to as “Phenoptin”).

Section 1.21 “Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Body. For purposes of this Agreement, “Laws” shall include [*].

Section 1.22 “Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

Section 1.23 “MA” means a marketing authorization issued by the requisite Regulatory Agency of any jurisdiction in the Territory authorizing the commercial sale of a Product for a particular Indication in such jurisdiction.

Section 1.24 “MAA” means an application filed with the requisite Regulatory Agency of any jurisdiction in the Territory requesting Regulatory Approval authorizing the commercial sale of a Product for a particular Indication in such jurisdiction.

Section 1.25 “Major European Countries” means France, Germany, Italy, The United Kingdom and Spain.

Section 1.26 “Material Adverse Effect” means any change, event or occurrence that, individually or in the aggregate with all other such changes, events or occurrences or developments, has had, or would reasonably be expected to have, a material adverse effect on or change in the assets, business, results of operations or condition (financial or otherwise) of the Product Business, taken as a whole; provided, however, that the term “Material Adverse Effect” does not, and shall not be deemed to, include any of the following: (i) changes or effects that generally affect the industry or industries in which the Product Business operates [*]; (ii) changes in securities markets, interest rates or general economic, regulatory or political conditions, including acts of terrorism or the commencement or escalation of any war, whether declared or undeclared, or other hostilities; (iii) changes or effects arising out of, or attributable to, the announcement of the execution of this Agreement; (iv) changes or effects due to changes (or proposed or prospective changes) in any Laws affecting the Product Business or the Transferred Assets; (v) changes in GAAP, IFRS or other applicable accounting regulations and principles or the interpretation thereof; or (vi) [*].

Section 1.27 “Milestone Expiration Date” means [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Section 1.28 “Pegvaliase” means an investigational medicinal product containing pegylated recombinant phenylalanine ammonia lyase enzyme licensed by BioMarin to Merck Serono under the License Agreement.

Section 1.29 “Person” means any individual, Entity or Governmental Body.

Section 1.30 “PKU” means the inability of the body to metabolize the essential amino acid, phenylalanine.

Section 1.31 “Proceeding” means any claim, action, suit, litigation, arbitration, audit, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

Section 1.32 “Product” or “Products” means any product or products incorporating Pegvaliase as an active pharmaceutical ingredient, either alone or with one or more other pharmaceutical ingredients [*].

Section 1.33 “Product Business” means the Exploitation of the Products as conducted by Merck Serono as of the Agreement Date and as contemplated to be conducted in the future.

Section 1.34 “Regulatory Agency” means (a) the EMA, (b) the European Commission, or (c) any other Governmental Body with comparable regulatory authority in any other jurisdiction anywhere in the world.

Section 1.35 “Regulatory Approval” means, with respect to the Products, any and all approvals (including supplements and amendments thereto and INDs), licenses, registrations (including any manufacturing establishment registrations) or authorizations (including a MA), and all applications or submissions related to any of the foregoing, of any Governmental Body necessary or obtained to conduct clinical trials, commercially distribute, sell or market the Products, as applicable, including, where applicable, (a) pricing or reimbursement approvals, (b) pre- and post-approval marketing authorizations, (c) labeling approvals, and (d) Orphan Designations.

Section 1.36 “Tax Return” means any return, election, declaration, report, claim for refund, extension of time, information return or statement relating to Taxes, including any schedule or attachment thereto, filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and includes any amended returns required as a result of examination adjustments made by the Internal Revenue Service (the “IRS”) or other Taxing authority and any document with respect to or accompanying payments of estimated Taxes.

Section 1.37 “Taxes” means all taxes of any kind, and all charges, fees (including the fee imposed on branded prescription drugs by section 9008 of the Patient Protection and Affordable Care Act (ACA), Public Law 111-148 (124 Stat. 119 (2010)), as amended by section 1404 of the Health Care and Education Reconciliation Act of 2010 (HCERA), Public Law 111-

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

152 (124 Stat. 1029 (2010)), customs, levies, duties, imposts, required deposits or other assessments, including all federal, state, local or foreign net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, withholding, escheat, value added, ad valorem, registration, payroll, employment, social security, worker’s compensation, unemployment, occupation, capital stock, transfer, gains, windfall profits, net worth, asset, transaction and other taxes, and any interest, penalties or additions to tax with respect thereto, imposed upon any Person by any Taxing authority or other Governmental Body under Law, and including any transferee or secondary liability in respect of any Tax (whether imposed by Law, Contract or otherwise) and any liability in respect of any Tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

Section 1.38 “Territory” means all countries of the world excluding Japan and the United States, and all of their respective territories, possessions and protectorates.

Section 1.39 “Third Party” means any Person other than BioMarin, Merck Serono, or their respective Affiliates.

Additional definitions

Definitions	Section

“License Termination Date”	2.01
“Apportioned Obligations”	4.01(b)(ii)
“[*]”	3.03(a)(ii)
“[*]”	3.03(a)(ii)
“Assumed Liabilities”	3.02(a)
“BioMarin Confidential Information”	7.03
“BioMarin Indemnitees”	6.01(a)
“BioMarin Permitted Purpose”	7.04
“Claim”	6.01(c)(i)
“Confidential Information”	7.02
“Confidentiality Agreement”	7.02
“Development Milestones”	3.03(a)(ii)
“Development Milestone Payments”	3.03(a)(ii)
“Disclosing Party”	7.02
“[*]”	3.03(a)(i)
“[*]”	3.03(a)(i)
“Indemnitees”	6.01(c)(i)
“International Accounting Standards”	9.06
“Losses”	6.01(a)
“Merck Serono Confidential Information”	7.04
“Merck Serono Excluded Liabilities”	3.02(b)
“Merck Serono Indemnitees”	6.01(b)
“Merck Serono Permitted Purpose”	7.03
“Notice”	9.03
“Receiving Party”	7.02

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

“Payer”	4.01(a)
“Payee”	4.01(a)
“Payments”	4.01(a)
“Post-Termination Tax Period”	4.01(b)(ii)
“Pre-Termination Tax Period”	4.01(b)(ii)
“Progress Report”	3.03(a)(iv)
“Transfer Taxes”	4.01(b)(i)
“Transfer Time”	3.01
“Transferred Assets”	3.01

ARTICLE II. TERMINATION OF LICENSE AGREEMENT

Section 2.01 Termination of License Agreement. The Parties hereby agree to terminate the License Agreement with respect to the Products, which termination will be effective on the later of (a) January 1, 2016 or, if a Party has provided a valid written notice of termination of this Agreement pursuant to Section 8.01(b) or Section 8.01(c) due to the other Party’s misrepresentation or breach and the other Party has cured such misrepresentation or breach by the end of the cure period set forth in Section 8.01(b) or Section 8.01(c), as applicable, three Business Days following the date of such cure and (b) the Business Day immediately following the date all waiting periods (including any extensions thereof) applicable to the consummation of the transactions contemplated by this Agreement under any competition Laws have expired or been terminated and (c) the date of termination of the License Agreement pursuant to the Kuvan Termination Agreement (the “License Termination Date”). The Parties further agree that, on and following the License Termination Date, the License Agreement will, with respect to the Products, have no further force or effect and all rights and obligations with respect to the Products, including all rights and obligations with respect to the Products identified in the License Agreement as surviving the termination of the License Agreement, of BioMarin and Merck Serono under the License Agreement shall cease and terminate on the License Termination Date; provided, however, that nothing in this Section 2.01 shall (i) prejudice any rights, claims, or causes of action that may have accrued to a party with respect to the Products under the License Agreement prior to the date of the License Termination Date, or (ii) relieve any party to the License Agreement from liability for any breach of any of its representations, warranties, covenants or agreements with respect to the Products set forth in the License Agreement prior to the License Termination Date, including any obligation of any party relating to payments, fees or costs under the License Agreement. On the License Termination Date, Merck Serono shall have no further rights thereafter to the Products.

ARTICLE III. TRANSFER OF RIGHTS AND INTEREST IN ASSETS AND

ASSUMPTION OF OBLIGATIONS; TRANSFER CONSIDERATION

Section 3.01 Transferred Assets. Upon the terms and subject to the conditions of this Agreement, at and effective as of 12:01 a.m. Pacific time on the License Termination Date (the “Transfer Time”), Merck Serono shall (or shall cause its applicable Affiliates to) sell, transfer, convey, assign and deliver to BioMarin, and BioMarin shall purchase and accept from Merck

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Serono (or such Affiliates), all of Merck Serono’s (and such Affiliates’) right, title and interest in and to all assets, properties and rights of every nature, kind and description, wherever located and whether now existing or hereafter acquired prior to the Transfer Time, [*] related to the Products (collectively, the “Transferred Assets”), free and clear of any Encumbrances.

Section 3.02 Assumed and Excluded Liabilities.

(a) Subject to the terms and conditions set forth herein, at the Transfer Time, BioMarin shall assume and agree to pay, perform and discharge the following Liabilities, except for the Excluded Liabilities (collectively, the “Assumed Liabilities”):

(i) all Liabilities arising out of or relating to claims (including product liability claims) for injury to person or property that resulted from the use or misuse of the Products, whether prior to or on or after the Transfer Time, including the use or misuse of the Products in connection with any clinical trial;

(ii) all Excluded BioMarin Tax Liabilities; and

(iii) all Liabilities for Taxes arising out of or relating to BioMarin’s failure to pay its share of Transfer Taxes or Apportioned Obligations allocated to BioMarin under Section 4.01(b).

(b) Notwithstanding any provision of this Agreement or the License Agreement to the contrary, neither BioMarin nor any of its Affiliates shall assume any Liabilities of Merck Serono or any of its Affiliates other than the Assumed Liabilities, and all such other Liabilities shall remain the sole obligation and responsibility of Merck Serono and its Affiliates (the “Merck Serono Excluded Liabilities”).

Section 3.03 Transfer Consideration. In consideration for the early termination of the License Agreement and the corresponding transfer of the Transferred Assets to BioMarin, after the License Termination Date, Merck Serono shall be entitled to receive, and BioMarin shall pay, the applicable milestone payments, if any, in accordance with the terms of this Section 3.03. Any payment paid to Merck Serono pursuant to this Section 3.03, shall be by wire transfer of immediately available funds to the bank account listed on Schedule 3.03, or such other account designated by Merck Serono at least three Business Days prior to the date on which such payment is required to be paid.

(a) Development Milestones.

[*].

(i) Until the earlier of the date the [*] is achieved or the Milestone Expiration Date, BioMarin shall use Commercially Reasonable Efforts to [*].

(b) Until the earlier of the date the [*] is achieved or the Milestone Expiration Date, BioMarin will deliver to Merck Serono, within [*] Business Day after each anniversary of the License Termination Date, (1) BioMarin’s then-current development plan relating to the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Development Milestones and (2) a report (a “Progress Report”) summarizing in reasonable detail all material developments relating to the achievement of the Development Milestones that have occurred since the date of the previous Progress Report. BioMarin shall notify Merck Serono if BioMarin chooses not to proceed with further efforts to obtain Regulatory Approval that would, if obtained, constitute the achievement of a Development Milestone. BioMarin shall not enter into any agreement whereby BioMarin sells or conveys one or more of the Products to a Third Party, unless (i) in the case of the sale or conveyance of both of the Products, such Third Party agrees to assume all of the obligations of BioMarin contained in this Section 3.03 with respect to the Development Milestone Payments, or (ii) in the case of the sale or conveyance of one of the Products, such Third Party agrees to assume the obligations of BioMarin related to such Products contained in this Section 3.03 with respect to the Development Milestone Payments; provided that no such assumption by such Third Party will relieve any obligations of Merck Serono or its Affiliates under this Agreement or the obligations of BioMarin under this Agreement, including but not limited to the obligation of BioMarin to make any Development Milestone Payments if the applicable Development Milestone has occurred, notwithstanding any such assumption by such Third Party.

(c) Notwithstanding anything contained in this Agreement to the contrary, the obligations of BioMarin under this Section 3.03 (including any such obligations assumed by a Third Party pursuant to Section 3.03(b)) shall terminate and expire upon the earlier of (i) achievement of the [*] and (ii) the Milestone Expiration Date.

Section 3.04 Late Payments. Without limitation on other available rights or remedies, all amounts payable under this Agreement will be subject to a late charge at the rate of [*] percent ([*]%) per month not to exceed the maximum legal rate in the State of New York, from the date due through the date of payment.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

ARTICLE IV. TAX MATTERS

Section 4.01 Tax Matters.

(a) Withholding Taxes. The amounts payable by one Party (the “Payer”) to another Party (the “Payee”) pursuant to this Agreement (“Payments”) shall not be reduced on account of any Taxes unless required by Law. The Payee alone shall be responsible for paying any and all Taxes (other than withholding Taxes required to be paid by the Payer) levied on account of, or measured in whole or in part by reference to, any Payments it receives. The Payer shall deduct or withhold from the Payments any Taxes that it is required by Law to deduct or withhold. Notwithstanding the foregoing, if the Payee is entitled under any applicable Tax treaty to a reduction of rate of, or the elimination of, or recovery of, applicable withholding Tax, it shall promptly deliver to the Payer or the appropriate Governmental Body (with the assistance of the Payer to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve the Payer of its obligation to withhold Tax, and the Payer shall apply the reduced rate of withholding, or dispense with the withholding, as the case may be. If, in accordance with the foregoing, the Payer withholds any amount, it shall make timely payment to the proper Taxing authority of the withheld amount, and send to the Payee reasonable proof of such payment within 60 days following that payment. If Taxes are paid to a tax authority, each Party will provide the other such assistance as is reasonably required to obtain a refund of Taxes withheld, or obtain a credit with respect to Taxes paid.

(b) Transfer and Other Taxes.

(i) All amounts payable hereunder are exclusive of all recordation, transfer, documentary, excise, sales, value added, use, stamp, conveyance or other similar Taxes (other than Taxes based on or attributable to income or gains), duties or governmental charges, and all recording or filing fees or similar costs, imposed or levied by reason of, in connection with or attributable to this Agreement or the transactions contemplated hereby (collectively, “Transfer Taxes”). All refundable Transfer Taxes shall be borne by BioMarin, and BioMarin shall be entitled to any and all refunds and credits attributable to the payment or incurrence of such Transfer Taxes. Non-refundable Transfer Taxes shall be borne equally by BioMarin and Merck Serono, and Tax Returns relating to such Transfer Taxes shall be prepared by BioMarin unless the Parties agree otherwise. Each Party shall use commercially reasonable efforts to obtain any available exemption from such Transfer Taxes and to cooperate with the other Party in providing any information or documentation that may be necessary to obtain such exemptions.

(ii) All personal property and similar ad valorem obligations levied with respect to the Transferred Assets for a Taxable period which begins on or before (but does not end on) the License Termination Date (collectively, the “Apportioned Obligations”) shall be apportioned between Merck Serono and BioMarin based on the number of days of such Taxable period ending on the License Termination Date (such portion of such Taxable period, the “Pre-Termination Tax Period”) and the number of days of such Taxable period beginning the day after the License Termination Date (such portion of such Taxable period, the “Post-Termination Tax Period”). Merck Serono shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Pre-Termination Tax Period, and BioMarin shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Post-Termination Tax Period.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(iii) Transfer Taxes and Apportioned Obligations shall be timely paid, and all applicable Tax Returns and similar filings, shall be timely filed, as provided by this Agreement and Law. The paying Party shall be entitled to reimbursement from the non-paying Party in accordance with Section 4.01(b)(i) or Section 4.01(b)(ii), as applicable. Upon payment of any such Transfer Tax or Apportioned Obligation, the paying Party shall present a statement to the non-paying Party setting forth the amount of reimbursement to which the paying Party is entitled under Section 4.01(b)(i) or Section 4.01(b)(ii), as applicable, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying Party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement.

(iv) Merck Serono shall be responsible for the timely payment of, and shall indemnify, defend and hold harmless the BioMarin Indemnitees from, all Excluded Merck Serono Tax Liabilities. BioMarin shall be responsible for the timely payment of, and shall indemnify, defend and hold harmless the Merck Serono Indemnitees from, all Excluded BioMarin Tax Liabilities.

(c) Miscellaneous Tax Matters.

(i) Each of Merck Serono and BioMarin shall (1) provide the other with such assistance as may reasonably be requested under the regulations, statutory provisions or international treaties applicable to the requested Party by the other in connection with the preparation of any Tax Return, examination by any Taxing authority or Tax-related Proceeding in connection with the Product Business or the Transferred Assets, (2) retain and provide the other with any records or other information that may be relevant to such Tax Return, examination, or Tax-related Proceeding and (3) keep the other timely informed regarding the status of any examination or other Tax-related Proceeding that affects any amount required to be shown on any Tax Return of the other for any Taxable period.

(ii) Each Party shall use commercially reasonable efforts to timely execute and deliver (or to cause to be timely executed and delivered) any such certificates or forms (including IRS Form W-8BEN-E or any similar form) as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from (or otherwise reduce) any Tax imposed as a result of the transactions described in this Agreement.

(iii) The covenants contained in this Section 4.01 shall survive until 60 days following the expiration of the applicable statute of limitations (including extensions thereof).

ARTICLE V. REPRESENTATIONS AND WARRANTIES

Section 5.01 Representations and Warranties of Merck Serono. Merck Serono represents and warrants to BioMarin as of the Agreement Date and the License Termination Date, as follows:

(a) Merck Serono is a corporation duly organized, validly existing and in good standing under the laws of Switzerland.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(b) Merck Serono has full corporate power and authority to execute and deliver this Agreement and to perform its obligations and consummate the transactions contemplated hereby. All corporate acts required to be taken to authorize such execution, delivery, performance and consummation have been duly and properly taken and obtained.

(c) This Agreement has been duly executed and delivered by Merck Serono and constitutes the legal, valid and binding obligations of Merck Serono enforceable against Merck Serono in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) general principals of equity.

(d) Except for, if required, the filings under any applicable competition Law in the Territory, and the expiration of the waiting periods thereunder, no notice to, filing with, permit of, authorization of, exemption by, or consent of, any Governmental Body or other Person is required for the execution and delivery by Merck Serono of this Agreement, the performance by Merck Serono of its obligations hereunder or the consummation by Merck Serono of the transactions contemplated hereby.

(e) None of the execution, delivery or performance of this Agreement by Merck Serono (i) conflicts with or results in a breach under the certificate of incorporation, articles of association, bylaws or other similar governing instruments and organizational documents of Merck Serono, (ii) assuming the receipt of all approvals, authorizations, consents or other order of any Governmental Body, the making of all registrations, notifications, declarations or filings with Governmental Bodies, and the termination or expiration of any waiting periods thereunder required to be made by or with respect to Merck Serono or any of its Affiliates (as and to the extent contemplated by Section 5.01(e)), conflicts with or results in a violation of any Law applicable to Merck Serono or the Transferred Assets, or (iii) conflicts with any agreement, instrument or understanding to which it or its Affiliates is a party or by which it or its Affiliates is bound.

(f) EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, MERCK SERONO MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO [*].

Section 5.02 Representations and Warranties of BioMarin. BioMarin represents and warrants to Merck Serono as of the Agreement Date and the License Termination Date, as follows:

(a) BioMarin is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(b) BioMarin has full corporate power and authority to execute and deliver this Agreement and to perform its obligations and consummate the transactions contemplated hereby. All corporate acts required to be taken to authorize such execution delivery, performance and consummation have been duly and properly taken and obtained.

(c) This Agreement has been duly executed and delivered by BioMarin and constitutes the legal, valid and binding obligation of BioMarin enforceable against BioMarin in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) general principals of equity.

(d) Except for, if required, the filings any applicable competition Law in the Territory, and the expiration of the waiting periods thereunder, no notice to, filing with, permit of, authorization of, exemption by, or consent of, any Governmental Body or other Person is required for the execution and delivery by BioMarin of this Agreement, the performance by BioMarin of its obligations hereunder or the consummation by BioMarin of the transactions contemplated hereby.

(e) None of the execution, delivery or performance of this Agreement by BioMarin (i) conflicts with or results in a breach under the certificate of incorporation, articles of association, bylaws or other similar governing instruments and organizational documents of BioMarin, (ii) assuming the receipt of all approvals, authorizations, consents or other order of any Governmental Body, the making of all registrations, notifications, declarations or filings with Governmental Bodies, and the termination or expiration of any waiting periods thereunder required to be made by or with respect to BioMarin or its Affiliates (as and to the extent contemplated by Section 5.02(e)), conflicts with or results in a violation of any Law applicable to BioMarin or its Affiliates, or (iii) conflicts with any agreement, instrument or understanding to which it is a party or by which it is bound.

ARTICLE VI. INDEMNIFICATION

Section 6.01 Indemnification.

(a) Indemnification by Merck Serono. Following the License Termination Date, but subject to the provisions of this Section 6.01, Merck Serono shall indemnify, defend and hold harmless BioMarin and its Affiliates, and their respective officers, directors, employees and agents (collectively, “BioMarin Indemnitees”) from and against, and compensate and reimburse the BioMarin Indemnitees for, any and all losses, claims, Proceedings, causes of action, liabilities, damages, judgments, demands, costs and expenses of any kind, whether known or unknown (collectively, “Losses”) asserted against or incurred by any BioMarin Indemnitee arising out of or related to: [*].

(b) Indemnification by BioMarin. Following the License Termination Date, but subject to the provisions of this Section 6.01, BioMarin shall indemnify and hold harmless Merck Serono and its Affiliates, and their respective licensors, licensees, officers, directors, employees and agents (collectively, “Merck Serono Indemnitees”) from and against, and compensate and reimburse the Merck Serono Indemnitees for, any and all Losses asserted against or incurred by any Merck Serono Indemnitee arising out of or related to: [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(c) Claim Procedure.

(i) Each Party, on behalf of itself and its respective BioMarin Indemnitees or Merck Serono Indemnitees (each such Person, an “Indemnitee”), agrees to provide the indemnifying Party prompt written notice of any Proceeding for which such Indemnitee intends to assert a right to indemnification under this Agreement (a “Claim”); provided, however, that failure to give such notification shall not affect each applicable Indemnitee’s entitlement to indemnification (or the corresponding indemnifying Party’s indemnification obligations) hereunder except to the extent that the indemnifying Party shall have been prejudiced as a result of such failure. The indemnifying Party shall have the initial right (but not obligation) to defend, settle or otherwise dispose of any Claim for which an Indemnitee intends to assert a right to indemnification under this Agreement as contemplated in the preceding sentence if, and for so long as, the indemnifying Party has recognized in a written notice to the Indemnitee provided within [*] days of such written notice its obligation to indemnify the Indemnitee for any Losses to which such Indemnitee may become subject, including reasonable fees and disbursements of counsel and expenses of reasonable investigation relating to such Claim; provided, however, that if the indemnifying Party assumes control of the defense, settlement or disposition of a Claim, the indemnifying Party shall obtain the written consent of each applicable Indemnitee prior to ceasing to defend, settling or otherwise disposing of the Claim. If the indemnifying Party fails to state in a written notice during such [*] day period its willingness to assume the defense of such a Claim, the BioMarin Indemnitee(s) or Merck Serono Indemnitee(s), as the case may be, shall have the right to defend, settle or otherwise dispose of such Claim, subject to the applicable provides. If there is a disagreement concerning the obligations of a Party hereunder, either the Indemnitee or the indemnifying Party may initiate litigation in a court of competent jurisdiction pursuant to the applicable provisions of Article XI for purposes of having the matter settled in accordance with the terms of this Agreement.

(ii) Notwithstanding Section 6.01(c)(i), the indemnifying Party shall not be entitled to assume the defense of any Claim, if (1) the Claim seeks, or could reasonably be expected to seek, an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee that the Indemnitee reasonably determines cannot be separated from any related claim for money damages or (2) the Claim could reasonably be expected to result in criminal liability. If such equitable relief or other relief portion of the Claim can be so separated from that for money damages, the indemnifying Party shall be entitled to assume the defense of the portion relating to money damages, subject to the provisions of this Section 6.01(c).

(d) Limitations on Indemnification.

(i) The provisions for indemnity under [*] shall be effective only when the aggregate amount of all Losses for all Qualifying Claims for which indemnification is sought from any indemnifying Party exceeds [*], in which case the Indemnitee shall be entitled

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

to indemnification of the Indemnitee’s Losses in excess thereof. In no event shall any indemnifying Party have liability for indemnification under [*], as applicable, for any amount exceeding, in the aggregate, [*]. Notwithstanding the foregoing, the limitations on indemnification under this Section 6.01(d) shall not apply to any indemnification claim arising out of or related to the [*].

(ii) The amount of Losses recovered by an Indemnitee under Section 6.01(a) or Section 6.01(b), as applicable, shall be reduced by (1) any amounts actually recovered by the Indemnitee from a Third Party in connection with such claim and (2) the amount of any insurance proceeds paid to the Indemnitee relating to such claim, in each case ((1) and (2)), net of the Indemnitee’s costs of recovery, any deductible associated therewith to the extent paid and any increase in premiums resulting from such claims. If any amounts referenced in the preceding clauses (1) and (2) are received after payment by the indemnifying Party of the full amount otherwise required to be paid to an Indemnitee pursuant to this Section 6.01, the Indemnitee shall repay to the indemnifying Party, promptly after such receipt, any amount that the indemnifying Party would not have had to pay pursuant to this Section 6.01 had such amounts been received prior to such payment.

(iii) The representations and warranties of Merck Serono and BioMarin contained in this Agreement shall survive the License Termination Date and continue in full force and effect thereafter through and including 11:59 p.m. Pacific time, on the [*] anniversary of the License Termination Date. The covenants, agreements and obligations of the Parties contained in this Agreement shall survive until fully performed or discharged, unless otherwise expressly provided herein. In the event notice of any claim for indemnification under Section 6.01(a) or Section 6.01(b) shall have been given within the applicable survival period and such claim has not been finally resolved by the expiration of such survival period, the representations and warranties and covenants, as applicable, that are the subject of such claim shall survive the end of the survival period of such representations or warranties until such claim is finally resolved, but such representations and warranties and covenants shall survive only with respect to any such asserted claim. It is the express intent of the Parties that, if the applicable survival period for an item as contemplated by this Section 6.01(d) is longer than the statute of limitations that would otherwise have been applicable to such item, then, by Contract, the applicable statute of limitations with respect to such item shall be increased to the lengthened survival period contemplated hereby.

(iv) TO THE FULLEST EXTENT PERMITTED BY LAW AND EXCEPT AS A RESULT OF [*], NEITHER BIOMARIN NOR MERCK SERONO SHALL BE LIABLE TO THE OTHER, OR THEIR AFFILIATES OR INDEMNIFIED PARTIES, FOR ANY CLAIMS, DEMANDS OR SUITS FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT OR MULTIPLE DAMAGES, INCLUDING LOSS OF PROFITS, REVENUE OR INCOME, DIMINUTION IN VALUE OR LOSS OF BUSINESS OPPORTUNITY (WHETHER OR NOT FORESEEABLE AT THE EXECUTION DATE), CONNECTED WITH OR RESULTING FROM ANY BREACH OF THIS AGREEMENT OR ANY ACTIONS UNDERTAKEN IN CONNECTION HEREWITH, OR RELATED HERETO, INCLUDING ANY SUCH DAMAGES WHICH ARE BASED UPON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE AND MISREPRESENTATION),

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

BREACH OF WARRANTY, STRICT LIABILITY, STATUTE, OPERATION OF LAW OR ANY OTHER THEORY OF RECOVERY, OTHER THAN TO THE EXTENT SUCH DAMAGES ARE AWARDED TO A THIRD PARTY IN ANY THIRD PARTY CLAIM.

(v) For the avoidance of doubt, no Indemnitee shall be entitled to indemnification under this Section 6.01 in respect of any Loss to the extent such Indemnitee has been previously indemnified or reimbursed in respect of such Loss pursuant to any other provision of this Agreement.

(e) Tax Treatment of Indemnification Payments. All payments made pursuant to this Section 6.01 shall be treated as adjustments to the Transfer Consideration for all Tax purposes, unless otherwise required by Law.

(f) Exclusive Remedy. Subject to Section 9.02(c) or otherwise provided in this Agreement, each Party acknowledges and agrees that, following the Transfer Time, the remedies provided for in this Section 6.01 shall be the sole and exclusive remedies for claims and damages available to the Parties and their respective Affiliates arising out of or relating to this Agreement and the transactions contemplated hereby, except that nothing herein shall limit the liability of either Party for fraud, willful breach or intentional misrepresentation. Notwithstanding anything to the contrary contained in this Agreement, no breach of any representation, warranty, covenant or agreement contained herein shall, after the consummation of the transactions contemplated by this Agreement, give rise to any right on the part of BioMarin, on the one hand, or Merck Serono, on the other hand, to rescind this Agreement or any of the transactions contemplated hereby.

(g) Investigation. The right to indemnification or any other remedy based on representations, warranties, covenants or agreements of Merck Serono and BioMarin in this Agreement or any other document, certificate or other instrument required to be delivered by Merck Serono or BioMarin under this Agreement will not be affected by any investigation conducted (or capable of being conducted) by any Indemnitee or any other Person at any time, or any knowledge acquired (or capable of being acquired) by any Indemnitee or any other Person at any time, whether before or after the execution and delivery of this Agreement or the License Termination Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement. Proceeding with the consummation of the transactions contemplated by this Agreement notwithstanding any inaccuracy of any representation or warranty, or non-performance of or non-compliance with any covenant or agreement of a Party hereunder, will not affect the right to indemnification or other remedy based on such representations, warranties, covenants and agreements.

ARTICLE VII. CONFIDENTIALITY

Section 7.01 Confidentiality. From and after the Agreement Date until the License Termination Date, the confidentiality provisions of the License Agreement shall apply to any information disclosed to Merck Serono or BioMarin pursuant to this Agreement, or otherwise in connection with the transactions contemplated hereby.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Section 7.02 Confidential Information. From and after the License Termination Date, all Confidential Information provided by one Party (or its Representatives or Affiliates) (collectively, the “Disclosing Party”) to the other Party (or its Representatives or Affiliates) (collectively, the “Receiving Party”) shall be subject to and treated in accordance with the terms of this Article VII. As used in this Article VII, “Confidential Information” means (a) all information disclosed to the Receiving Party by the Disclosing Party in connection with this Agreement, (b) all information disclosed to the Receiving Party by the Disclosing Party under the License Agreement or the Confidentiality Agreement entered into by the Merck Serono and BioMarin on April 19, 2004 (the “Confidentiality Agreement”), and (c) all memoranda, notes, analyses, compilations, studies and other materials prepared by or for the Receiving Party to the extent containing or reflecting the information in the preceding clause (a) or (b). Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by competent written documentation:

(i) is or hereafter becomes generally available to the public by use, publication, general knowledge or the like other than by breach by the Receiving Party of the terms of this Article IX or the confidentiality provisions of the License Agreement or the Confidentiality Agreement;

(ii) is received from a Third Party, other than a Representative of, or any other Person that disclosed Confidential Information on behalf of, the Disclosing Party, that is lawfully in possession of such information and is not in violation of any Contractual or legal obligation of confidentiality between such Third Party and the Disclosing Party with respect to such information;

(iii) was already in the possession of the Receiving Party prior to receipt from the Disclosing Party as shown in the written records of the Receiving Party or by other competent evidence; or

(iv) is or was independently developed by the Receiving Party without use or reference to Confidential Information of the Disclosing Party, as shown in the written records of the Receiving Party or other competent evidence.

Section 7.03 BioMarin Confidential Information. All Confidential Information obtained or controlled by Merck Serono (or its Affiliates or Representatives) from BioMarin (or its Affiliates or Representatives) (including all Confidential Information to the extent relating to the Product Business or the Transferred Assets disclosed by Merck Serono (or its Affiliates or Representatives) to BioMarin (or its Affiliates or Representatives) prior to the Transfer Time) which shall be deemed to be Confidential Information disclosed by BioMarin to Merck Serono for purposes of this Article VII following the Transfer Time (the “BioMarin Confidential Information”), shall be used by Merck Serono solely as required (a) in connection with the preparation of Merck Serono’s accounting records or with any audits, (b) in connection with the preparation of any Tax Returns or with any Tax-related Proceedings, (c) in connection with any Proceeding relating to the Transferred Assets (other than any Proceeding between the Parties), (d) in connection with any inspection of Merck Serono’s or its Affiliates’ facilities by a Governmental Body or (e) in connection with any required regulatory filing or reporting

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

obligation or governmental inquiry relating to the Transferred Assets (each of (a)-(e), a “Merck Serono Permitted Purpose”), and for no other purpose. For a period of [*] years after the License Termination Date, Merck Serono shall not disclose, or permit the disclosure of, any of the BioMarin Confidential Information to any Person except those Persons to whom such disclosure is necessary in connection with any Merck Serono Permitted Purpose. Merck Serono shall treat, and will cause its Affiliates and the Representatives of Merck Serono or any of its Affiliates to treat, the BioMarin Confidential Information as confidential, using the same degree of care as Merck Serono normally employs to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care.

Section 7.04 Merck Serono Confidential Information. All Confidential Information obtained or controlled by BioMarin (or its Affiliates or Representatives) from Merck Serono (or its Affiliates or Representatives) (excluding all Confidential Information to the extent relating to the Product Business or the Transferred Assets disclosed by Merck Serono (or its Affiliates or Representatives) to BioMarin (or its Affiliates or Representatives) prior to the Transfer Time) which shall be deemed to be Confidential Information disclosed by BioMarin to Merck Serono for purposes of this Article VII following the Transfer Time (the “Merck Serono Confidential Information”), shall be used by BioMarin solely as required (a) in connection with the preparation of BioMarin’s accounting records or with any audits, (b) in connection with the preparation of any Tax Returns or with any Tax-related Proceedings, (c) in connection with any Proceeding relating to the Transferred Assets (other than any Proceeding between the Parties), (d) in connection with any inspection of BioMarin’s or its Affiliates’ facilities by a Governmental Body or (e) in connection with any required regulatory filing or reporting obligation or governmental inquiry relating to the Transferred Assets (each of (a)-(e), a “BioMarin Permitted Purpose”), and for no other purpose. For a period of [*] years after the License Termination Date, BioMarin shall not disclose, or permit the disclosure of, any of Merck Serono Confidential Information to any Person except those Persons to whom such disclosure is necessary in connection with a BioMarin Permitted Purpose. BioMarin shall treat, and will cause its Affiliates and Representatives of BioMarin or any of its Affiliates to treat, Merck Serono Confidential Information as confidential, using the same degree of care as BioMarin normally employs to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care.

Section 7.05 Required Disclosure. In the event either Party is requested pursuant to, or required by, Law (including pursuant to a pending Proceeding) to disclose any of the other Party’s Confidential Information (i.e., Merck Serono Confidential Information or BioMarin Confidential Information, as applicable), such Party, to the extent permitted by Law, will notify the other Party in a timely manner so that such other Party may seek a protective order or other appropriate remedy or, in such other Party’s sole discretion, waive compliance with the confidentiality provisions of this Agreement. Each Party will cooperate in all reasonable respects in connection with any reasonable actions to be taken for the foregoing purpose. If in the absence of a protective order or the receipt of a waiver hereunder, a Party is required by Law to disclose such Confidential Information such Party may furnish it as required pursuant to Law (subject to any such protective order or other appropriate remedy) without liability hereunder, provided, that such Party furnishes only that portion of the Confidential Information which such Party is advised by an opinion of its counsel is legally required, and such Party exercises reasonable efforts to obtain reliable assurances that confidential treatment will be accorded such Confidential Information.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

ARTICLE VIII. TERMINATION

Section 8.01 Termination. Prior to the License Termination Date, this Agreement shall terminate on the earliest to occur of any of the following events:

(a) by the mutual written agreement of BioMarin and Merck Serono;

(b) by written notice delivered by BioMarin to Merck Serono, if (i) there has been a material misrepresentation or material breach by Merck Serono of a representation or warranty of Merck Serono contained in this Agreement or (ii) there shall be a material breach by Merck Serono of any covenant, agreement or obligation of Merck Serono in this Agreement, and such misrepresentation or breach described in clause (i) or (ii) is not cured within a period of [*] days after written notice thereof is given by BioMarin to Merck Serono; provided, that (1) misrepresentations or breaches shall not be considered to be “material” if, individually and in the aggregate, they have not had a Material Adverse Effect, and (2) BioMarin may not terminate this Agreement pursuant to this Section 8.01(b) if BioMarin is then in material breach of this Agreement;

(c) by written notice delivered by Merck Serono to BioMarin, if (i) there has been a material misrepresentation or material breach by BioMarin of a representation or warranty of BioMarin contained in this Agreement or (ii) there shall be a material breach by BioMarin of any covenant, agreement or obligation of BioMarin in this Agreement, and such misrepresentation or breach described in clause (i) or (ii) is not cured within a period of [*] days after written notice thereof is given by Merck Serono to BioMarin; provided, that (1) Merck Serono may only terminate this Agreement pursuant to this Section 8.01(c) if such misrepresentations or breaches prevent BioMarin from consummating the transactions contemplated by this Agreement, and (2) Merck Serono may not terminate this Agreement pursuant to this Section 8.01(c) if Merck Serono is then in material breach of this Agreement;

(d) by written notice delivered by either BioMarin or Merck Serono, (i) if there shall be in effect any Law that prohibits the consummation of the transactions contemplated by this Agreement or (ii) if a competent Governmental Body shall have issued a ruling, order or injunction or taken any other Proceeding which, in any such case of this clause (ii), permanently restrains, enjoins or prohibits the consummation of the transactions contemplated hereby and such ruling, order or injunction or other Proceeding shall have become final and non-appealable; or

(e) by written notice delivered by either Merck Serono or BioMarin, if the Kuvan Termination Agreement is terminated.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Section 8.02 Notice of Termination. Termination of this Agreement by either BioMarin or Merck Serono shall be by delivery of a written notice to the other. Such notice shall state the termination provision in this Agreement that such terminating Party is claiming provides a basis for termination of this Agreement. Termination of this Agreement pursuant to the provisions of Section 8.01 shall be effective upon and as of the date of delivery of such written notice as determined pursuant to Section 9.03 after giving effect to any cure period provided therein.

Section 8.03 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01 by BioMarin or Merck Serono, this Agreement shall be terminated and have no further effect, and there shall be no liability hereunder on the part of BioMarin, Merck Serono or any of their respective Affiliates, except that [*] shall survive any termination of this Agreement. Nothing in this Section 8.03 shall relieve either Party of liability for fraud or any material breach of this Agreement prior to the termination hereof.

Section 8.04 Withdrawal of Certain Filings. As soon as practicable following a termination of this Agreement for any reason, but in no event less than [*] days after such termination, BioMarin and Merck Serono shall, to the extent practicable, withdraw all filings, applications and other submissions relating to the transactions contemplated by this Agreement filed or submitted by or on behalf of such Party, any Governmental Body or other Person.

ARTICLE IX. MISCELLANEOUS

Section 9.01 Entire Agreement. This Agreement, together with all of the Exhibits and Schedules hereto, constitutes the entire agreement between the Parties and supersedes all prior and contemporaneous oral and written agreements, understandings or arrangements relating to the subject matter hereof.

Section 9.02 Controlling Law; Venue; Specific Performance.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the doctrine of conflict of laws.

(b) Any Proceeding relating to this Agreement or the enforcement of any provision of this Agreement must be brought or otherwise commenced solely and exclusively in courts of competent jurisdiction located in the borough Manhattan, New York, New York. Consistent with the preceding sentence, each of the Parties:

(i) Expressly and irrevocably consents and submits to the jurisdiction of the courts of competent jurisdiction in the borough of Manhattan, New York, New York (and each appellate court located in the State of New York) in connection with any such Proceeding;

(ii) Expressly agrees that the courts of competent jurisdiction in the borough of Manhattan, New York, New York shall be deemed to be a convenient forum; and

(iii) Expressly agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in the courts of competent jurisdiction in the borough of Manhattan, New York, New York, any claim that such Party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(c) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party hereby waives (i) any requirement that the other Party post a bond or other security as a condition for obtaining any such relief, and (ii) any defenses in any Proceeding for specific performance, including the defense that a remedy at law would be adequate.

Section 9.03 Notices. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement (each, a “Notice”) shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by FedEx or by other internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in this Section 9.03 or to such other address as the Party to whom notice is to be given may have provided to the other Party at least five days’ prior to such address taking effect in accordance with this Section 9.03. Such Notice shall be deemed to have been given as of the date delivered.

If to Merck Serono:

Ares Trading S.A.

Zone Industrielle de l’Ourietaz

1170 Aubonne

Switzerland

Attention: General Counsel

With a copy to (which shall not constitute notice):

Merck KGaA

Frankfurter Strasse 250

64293 Darmstadt

Germany

Attention: General Counsel

If to BioMarin:

BioMarin Pharmaceutical Inc.

105 Digital Drive

Novato, California 94949

Attention: Chief Executive Officer

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

With a copy to (which shall not constitute notice):

BioMarin Pharmaceutical Inc.

105 Digital Drive

Novato, California 94949

Attention: General Counsel

Section 9.04 Publicity. The Parties agree to keep the existence of this Agreement, the terms and conditions hereof, the transactions contemplated hereby, and any proposed termination hereof strictly confidential; provided, however that:

(a) The Parties shall each issue a press release announcing this Agreement and the transactions contemplated hereby in a form mutually agreed by them, and, except for any disclosure under (b), (c) or (d), prior to making any subsequent public announcements regarding this Agreement or the transactions contemplated herein, each Party agrees to provide the other Party with a reasonable opportunity to review and comment upon such proposed announcement;

(b) BioMarin and Merck Serono may disclose the terms and conditions of this Agreement to assert or enforce such Party’s rights under this Agreement, or to the extent that such disclosure is required by Law or legal process, including without limitation the securities Laws of the United States, and the Parties acknowledge and agree that the determination that a disclosure is required by Law shall be made in the sole, but reasonably exercised, discretion of the Party making such disclosure;

(c) If reasonably required in connection with the conduct of their respective businesses, BioMarin and Merck Serono may disclose the existence or terms of this Agreement to bankers, other business associates, shareholder, potential investors and analysts if such persons have agreed in writing to keep the information confidential, and upon the request of either Party, the other Party shall identify those Third Parties to whom such disclosure has been made; and

(d) Notwithstanding the foregoing, (i) each Party may, following the Agreement Date, make internal announcements to their respective employees and Affiliates regarding this Agreement and the transactions contemplated hereby, (ii) each Party may, following the Agreement Date, make public announcements that are consistent with the contents of the press releases contemplated by Section 9.04(a), and (iii) each Party may, subject to Section 6.06, communicate with any Governmental Body, customers and suppliers regarding this Agreement and the transactions contemplated hereby (to the extent that, in the case of customers and suppliers, such communications are consistent with the contents of the press releases contemplated by Section 9.04(a)).

Section 9.05 Use of Names, Trade Names and Trademarks. Except as provided herein, nothing contained in this Agreement shall be construed as conferring any right on either Party to use in advertising, publicity or other promotional activities any name, trade name, Trademark or other designation of the other Party hereto, including any contraction, abbreviation or simulation of any of the foregoing, unless the prior written consent of such other Party is obtained.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Section 9.06 Accounting Procedures. Each Party shall calculate all amounts hereunder and perform other accounting procedures required hereunder and applicable to it in accordance with either (a) GAAP or (b) the conventions, rules and procedures promulgated by the International Accounting Standards Committee (“International Accounting Standards”), whichever is normally used by such Party to calculate its financial position, and in each case consistently applied, including consistently applied throughout the organization and across all products of such Party. To the extent necessary, any statement prepared in accordance with International Accounting Standards shall contain a reconciliation of all material line items to the most comparable GAAP presentation.

Section 9.07 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.07.

Section 9.08 Expenses. Except as otherwise specified herein, and whether or not the Transfer Time takes place, each Party shall bear any costs and expenses incurred by it with respect to the transactions contemplated herein.

Section 9.09 Bulk Sales Statutes. BioMarin hereby waives compliance by Merck Serono with any applicable bulk sales statutes in any jurisdiction in connection with the transactions under this Agreement.

Section 9.10 Assignment. Except as provided in this Section 9.10, neither Party may transfer or assign this Agreement or any part hereof, directly, by operation of law, or otherwise, without the other Party’s prior written consent. Either Party may assign or transfer this Agreement or any or all of its rights or obligations under this Agreement, in whole or in part, without the consent of the other Party to (a) any Affiliate or (b) to any Third Party with which it merges or consolidates, or to which it transfers all or substantially all of its assets to which this Agreement relates. This Agreement shall be binding upon and shall inure to the benefit of the Parties’ respective successors and permitted assigns. Any attempted transfer or assignment in violation of the foregoing will be null and void.

Section 9.11 Amendments and Waivers. No terms or provisions of this Agreement shall be varied or modified by any prior, contemporaneous or subsequent statement, conduct or act of either of the Parties, whether oral or written, except that the Parties may amend this Agreement by written instrument specifically referring to this Agreement. No waiver of any right or remedy hereunder shall be effective unless in a writing signed by the Party to be bound, nor shall any waiver in one instance constitute a waiver of the same or any other right or remedy in any other instance.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Section 9.12 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, it shall be modified, if possible, to the minimum extent necessary to make it valid and enforceable or, if such modification is not possible, it shall be stricken and the remaining provisions shall remain in full force and effect.

Section 9.13 Undertakings of Affiliated Companies. The Parties shall have the right to have any of their respective obligations hereunder performed by any of their respective Affiliates and the performance of such obligations by any such Affiliate(s) shall be deemed to be performance by the Party; provided, however, that each Party shall be responsible for ensuring the performance of its obligations under this Agreement and that any failure of any Affiliate performing obligations of such Party hereunder shall be deemed to be a failure by the Party to perform such obligations. Each Party shall ensure that its Affiliates perform any obligation of such Party that is delegated to such Affiliate.

Section 9.14 Approvals. Unless expressly required not to be withheld unreasonably, it is understood that when approval of either Party is required, such approval may be given or withheld in such Party’s sole and absolute discretion, without regard to the reason or basis for granting or withholding such consent.

Section 9.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of such counterparts taken together shall constitute one and the same instrument

Section 9.16 Interpretation.

(a) The English language of this Agreement shall govern any interpretation of or dispute regarding this Agreement.

(b) Any reference in this Agreement to a Section or Exhibit is a reference to the Sections and Exhibits of this Agreement unless the context requires otherwise. Any reference to a Section shall be deemed to include a reference to any subsidiary Sections.

(c) The captions of the Sections are included for reference purposes only and are not intended to be a part of the Agreement or in any way to define, limit or describe the scope or intent of the particular provision to which they refer.

(d) Whenever the context requires, the singular number shall include the plural and vice versa; the masculine gender shall include the feminine and neuter gender; the feminine gender shall include the masculine and neuter gender; and the neuter gender shall include the feminine and masculine gender.

(e) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(f) Any Law defined or referred to herein shall include any modification, amendment or re-enactment thereof, and any Law substituted therefore, in each case as of the time of inquiry, representation or covenant and all rules, regulations and statutory instruments issued or related to such Law.

(g) References to monetary amounts are denominated in Euros.

(h) As used in this Agreement, “include” and “including” and variations thereof shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

Section 9.17 Further Assurances. Each of Merck Serono and BioMarin shall, at any time or from time to time after the Transfer Time, at the request of the other, execute and deliver to the other all such instruments and documents or further assurances as the other may reasonably request in order to (a) vest in BioMarin all of Merck Serono’s right, title and interest in and to the Transferred Assets as contemplated hereby, (b) grant to each Party all rights contemplated herein to be granted to such Party under this Agreement and (c) otherwise make effective the transactions contemplated hereby. In addition, to the extent any Transferred Asset is transferred to BioMarin and such Transferred Asset is encumbered by one or more Encumbrances, Merck Serono shall use, (i) for Encumbrances of any material Transferred Asset, its best efforts and (ii) for Encumbrances of any non-material Transferred Asset, its commercially reasonable efforts, to remove such Encumbrances in the ordinary course of business, and any such Liability associated with, or arising from, such Encumbrances shall be Excluded Liabilities hereunder.

[Signature Page Follows]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date Agreement Date by their respective authorized representatives thereunto duly authorized.

“Merck Serono” ARES TRADING S.A.

By:	/s/ Cedric Hyde
Name: Cedric Hyde
Title: Authorized Representative

By:	/s/ James Singleton
Name: James Singleton
Title: Authorized Representative

“BioMarin” BIOMARIN PHARMACEUTICAL INC.

By:	/s/ G. Eric Davis
Name: G. Eric Davis
Title: SVP, General Counsel

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

List of Schedules:

Schedule 3.03	Merck Serono Bank Account Information*

* The schedules to the Termination Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of the omitted schedules will be furnished supplementally to the Securities and Exchange Commission upon request.